Exhibit 10.9

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. [**]—INDICATES INFORMATION THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Addendum to Agreement – DIAMOND SUPPLIER PARTNER

This Addendum to the Agreement made the 28th day of May, 2014 by and between Keystone Automotive Operations, Inc. a Pennsylvania corporation, with offices at 44 Tunkhannock Avenue, Exeter, PA 18643 (hereinafter referred to as “Keystone”) and Extang, Truxedo, Bedrug, Undercover, Retrax and Bak Industries collectively known as THI, a Delaware corporation, with offices at 5400 S. State Street, Ann Arbor MI 48108 (hereinafter referred to as “Supplier”).

Term. This Addendum incorporates herein by reference thereto and amends the current Sales Quote and Marketing Agreement (hereinafter “Agreement”). This Addendum shall terminate on December 31, 2017. All items in this Addendum, including, but not limited to discounts, fees and other arrangements, are in addition to any agreements and/or arrangements in the Agreement.

Any other agreements or addendums that currently exist or shall be separately negotiated by the parties in the normal course of business shall be in addition to this addendum, including but not limited to the Big Show Agreement, A&A, Truck Wraps, etc.

Primary Category. The Primary category positioning for Supplier will be in Retractable Covers, Soft Tonneau Covers, Hard Folding and Hard Rolling Tonneaus, ABS Composite Covers and Custom TPO or Polypropylene based bed protection products.

Sales Differentiation. The Keystone Sales Team will be compensated at a higher rate for selling your products.

Collaborative Marketing. Keystone and Supplier shall work together to develop customized marketing plans in an effort to deliver maximum sales impact in the market.

Executive Access. Supplier shall periodically have access to the Keystone Senior Leadership Team, the Sales Team, Marketing Department and Keystone operational resources. Such periods to be at a date and time that are mutually agreed upon by the parties.

Preferential Product Positioning. Supplier shall be given a prime location for their booth at Keystone shows. Supplier shall also have prime placement in Keystone publications and programs.

Most Favored Nation Status. Keystone shall be guaranteed the best overall deal for purchases from Supplier. Keystone’s price shall be at the percent off Supplier’s nationally published jobber list price as mutually agreed upon between the parties and incorporated in the existing Agreement. The overall pricing offered to Keystone, prior to any discounts provided by this Addendum, shall be less than that offered to any other customer on a net cost basis after all discounts, allowances, rebates, pricing programs, or other terms of any agreement that reduces the price are applied, resulting in Keystone having a greater functional discount than any other customer. If another customer is offered a better price on a product or SKU that Keystone does not sell. Keystone will be offered the same opportunity to purchase said product or SKU on the same terms and at the same price.

Payment. The discounts Keystone receives under this Addendum shall not be used to lower the price of the product in the market, but shall be applied to Keystone’s business development agenda. Payments due to Keystone for discounts under the current Agreement and this Addendum shall be made within thirty (30) days of billing by separate check payable to Keystone on at least a quarterly basis.

Audit. Kao and Supplier will assist one another with information sharing to support the preferred status of Supplier:

Price Protection. Supplier shall support Keystone and shall protect Keystone’s competitive position in the market. In the event that Supplier institutes a price change, where there is price drop on certain SKU’s, Supplier shall provide a credit in the amount of the difference in the new price and the average price in the KAO system for the balance of inventory available in the KAO system at the time of the change.

Diamond Partner Membership Fees. Supplier shall be obligated to Keystone, as of the first day of each calendar year subsequent to this Addendum, for $[**] as a membership fee for participation in the program under this Addendum. This membership fee will be billed on a quarterly basis by Keystone with payment to be made within thirty (30) days of such billing. In the event that net annual shipments for Extang/Truxedo/Bedrug/UnderCover/Retrax/Bak Industries do not exceed the prior year net shipments the diamond partnership agreement fee will be waived.

Volume Driven Financial Incentives. See Attached proposed Rebates.

Global Access. Keystone shall have the right to sell and distribute approved Supplier products globally with no territory restrictions.

Service and Support. Supplier must meet or exceed the predetermined benchmark service levels as mutually agreed upon by the parties.

Termination. This Addendum and the Agreement between the parties may be terminated prior to the expiration of the Term in the event of a material breach of the obligations under this Addendum or the Agreement if such breach has not been cured within thirty (30) business days of written notice of the breach.

All other terms and conditions of the Agreement are hereby ratified and remain in full force and effect.

The parties hereto, intending to be legally bound, do set their hands and seal the date first written above.

For THI:		For KEYSTONE AUTOMOTIVE OPERATIONS, INC:

/s/ William Reminder		/s/ David Oppenheim
Name:	William Reminder	Name:	David Oppenheim
Title:	CEO	Title:	Category Manager

[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portions have been omitted and filed separately with the Securities and Exchange Commission.

Addendum 2 to Agreement - Diamond Partner Program

Volume Rebates:

Extang/Truxedo/Undercover

•	Combined net shipments exceeding prior year net shipments will receive a rebate of [**]% on the growth amount.

•	Combined net shipments exceeding prior year net shipments by [**]% will receive a rebate of [**]% on the growth amount.

•	Combined net shipments exceeding prior year net shipments by [**]% will receive a rebate of [**]% on the growth amount.

[**]

Bed Rug, Inc.

•	Net shipments in the annual amount of a minimum of $[**] will receive an automatic rebate in the amount of $[**].

•	Net shipments in the annual amount of a minimum of $[**] will receive an automatic rebate in the amount of $[**].

•	Net shipments in the annual amount of a minimum of $[**] will receive an automatic rebate in the amount of $[**].

(Rebate levels are not to be combined, i.e. either the $[**] level, $[**] level, or the $[**] level, not more than one.)

Prior year net shipments are determined annually by THI and include subtractions for any allowances of monies above and beyond product pricing, including, and not limited to rebates, marketing, returns, adjustments, other incentives, etc.

Rebate programs outlined within the Diamond Partner Program (Addendum to Agreement) replace rebate and growth incentives outlined under the Sales Quote and Marketing Agreements.

KAO acquired companies during the term of this agreement are exempt from the annual volume rebates unless otherwise negotiated.

Standard Sales Quote and Marketing Agreements:

Reviewed and determined annually by THI.

[**]

[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portions have been omitted and filed separately with the Securities and Exchange Commission.

[**]

Private Label Products:

In order to ensure KAO has the breadth and depth of coverage of the Tonneau Cover market at all points on the value curve, THI may elect from time to time to allow Private Label products to be sold by KAO which would be produced by THI manufacturers, affiliates, or THI designated sources to offer a robust value program to the marketplace.

Marketing Notification:

All marketing documents (flyers, faxes, catalogs, tabloids, announcements, promotional, etc.) which THI companies participate must be received by THI in the normal course of business as if Extang/Truxedo/BedRug/UnderCover/Retrax and Bak industries were a customer of KAO, i.e. received at the same time, or in advance of jobber/customer receipt in order to allow THI companies to support the promotional effort.

Termination:

In the event amounts owed to THI become delinquent by KAO, KAO will have 30 days from notification by THI to bring the account to a current status. Excluding routine business matters, failure to bring the account current by the due date will void the Sales and Marketing Agreement and Diamond Partner Addendum.

/s/ David Oppenheim	6/11/14
Keystone Automotive Operations – Name, Title	Date

/s/ William Reminder	6/11/14
THI-Extang/Truxedo/BedRug/UnderCover/Retrax/Bak Industries	Date

THI/KAO Diamond Agreement Proposal May 12, 2014

[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portions have been omitted and filed separately with the Securities and Exchange Commission.